Exhibit 10.1

December 9, 2025

Ramon Sanchez

Dear Ramon:

This letter agreement (this “Agreement”) formalizes the terms and conditions of your employment with Firefly Aerospace Inc. (“Firefly” or the “Company”) beginning on December 22, 2025 (the “Start Date”) as our Chief Operating Officer. This offer is contingent upon your providing us with documentation establishing your eligibility to work in the United States as required by federal law and a background check satisfactory to the Company, which will be completed no later than the Start Date. In this capacity you will report to the Chief Executive Officer.

This Agreement outlines the core important aspects of your employment with Firefly, an “at-will” employer. Further information about our employment policies and procedures will be available for your review prior to your execution of this Agreement.

Compensation

•

Base. Firefly will pay you a salary of $425,000 on an annualized basis, subject to applicable tax withholding (“Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy and is subject to review for increase, but not decrease, no less frequently than annually. This is an exempt position, meaning you will not be eligible for overtime compensation.

•

Incentive Compensation. If you accept this offer, during each fiscal year in which you are an employee of the Company you will also be eligible for an annual incentive bonus (“STI”) with a target amount equal to 50% of your Base Salary and paid upon the achievement of pre-established performance metrics determined by the Chief Executive Officer and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Chief Executive Officer deems relevant (collectively, such metrics, the “Performance Metrics”). The Performance Metrics will be communicated to you within the first 90 days of the fiscal year to which the STI relates. Any STI earned for the preceding fiscal year will be paid on or before the last payday of the month following the finalization of the audit for that fiscal year end, and, except as otherwise set forth below, you must be employed on the payout date to receive payment of such STI. The STI for your first fiscal year of employment will be pro-rated on a monthly from your Start Date and deemed achieved at “target” level of performance. Your 2025 bonus is guaranteed and will be paid in full for $175,000 subject to applicable tax withholding during our anticipated STI payment cycle in Q22026; you must be employed on the payout date to receive this payment.

•

Signing Bonus. Firefly will pay you a signing bonus of $42,000 net within 30 days of your Start Date. This signing bonus will have a pro-rated clawback should your employment end for any reason within the first 12 months of your employment.

•

Relocation. Firefly will reimburse you up to $50,000 for qualified moving expenses incurred within 15 months of your start date, with a 12-month pro-rated clawback should you leave the company for any reason within final submission of your receipts. All receipts must be delivered to our accounting team within the first 6 months of your move date.

•

Attorney’s Fees. The Company will reimburse you, up to $2,500, for reasonable attorney’s fees incurred in the review, negotiation and execution of this Agreement within thirty (30) days following your submission of supporting documentation to the Company.

•

Tax Withholding and Section 409A. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by you. The provisions of this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity. To the extent necessary to avoid adverse tax consequences under Section 409A, any payment that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

•	Restricted Stock Units

•

We strongly believe that our collective success depends, above all else, on the quality of our people and their equity involvement in the Company in the long term. Subject to approval of the Board of Directors of Firefly, you will receive an award of Restricted Stock Units (RSUs) in the amount of 100,000 RSU shares. The RSUs are granted under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (the “Equity Plan”) and, except as otherwise provided in the Restricted Stock Unit Agreement pursuant to which they are awarded, will vest as follows: 1/3 of the RSU shares will vest at the one-year anniversary of your grant award date, and 1/12 of your RSU shares will vest quarterly thereafter. Your grant will be fully vested at your third anniversary of employment at the Company. Vesting will, of course, depend on your continued employment with the Company on the applicable vesting dates. You understand that the RSU grant will be subject to the terms of the Equity Plan and the terms and conditions of the Restricted Stock Unit Agreement, an executed copy of which must be received by the Company from you before the grant is effective.

•	Performance Stock Units (PSU’s)

•

You also will receive an award of Performance Stock Units (PSUs) in the amount of 228,833 PSU shares. The PSUs are granted under the Equity Plan and the Performance Stock Unit Agreement, and they vest in accordance with the Performance Stock Unit Agreement in the amounts and upon the achievement of the operating milestones set forth in Exhibit A hereto. Vesting will, of course, depend on your continued employment with the Company on the applicable vesting dates. You understand that the PSU grant will be subject to the terms of the Equity Plan and the terms and conditions of the Performance Stock Unit Agreement, an executed copy of which must be received by the Company from you before the grant is effective.

Employee Benefits – Group Plans. As a regular full-time employee, you will have the opportunity to participate in the standard benefit plans that Firefly offers to other similarly situated employees, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. Firefly offers medical, dental, and vision insurance and 401k. With the exception of the employment at-will policy discussed below, the Company may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

Employment Conditions. The Company is offering you employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer’s or other person’s or entity’s confidential information or intellectual property, including trade secrets. Should you accept this offer, you shall not retain, make use of or share any such information with the Company. You certify by accepting this employment that you do not retain, and will not make use of or share, any such information with the Company, and that you can adequately perform your job without utilizing such information.

Likewise, as an employee of the Company, you will become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, your acceptance of this offer and commencement of employment with the Company are contingent upon your execution and delivery to the Company of the Company’s Employee Proprietary Information Agreement (as mutually amended or superseded from time to time, the “EPIA”), prior to or on your Start Date. The EPIA provides for the arbitration of all disputes arising out of your employment and you understand that the Company is offering you employment in exchange for the mutual promise to arbitrate disputes described therein. Because the EPIA is one of the most important documents you will sign in connection with your employment with Firefly, we trust you will review it carefully and let us know if you have any questions or concerns regarding its terms.

Restrictive Covenants. The EPIA also contains certain restrictive covenants prohibiting you from soliciting the Company’s employees, interfering with the Company’s customers, and competing with the Company, each on the terms and conditions set forth in the EPIA (collectively, including the terms and conditions thereof, the “Restrictive Covenants”).

By accepting this Agreement, you acknowledge that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests and that the terms and conditions of the Restrictive Covenants are fair and reasonable.

Right to Work. Federal immigration law requires that you provide the Company with documentary evidence of your identity and eligibility for employment in the United States, and your employment offer is made contingent on your ability to work in the United States. Accordingly, please bring appropriate verification or authorization to work (e.g., U.S. passport or driver’s license and Social Security card) on your first day.

Verification of Information. This offer and your employment are also contingent upon satisfactory results from your general background check and reference check, subject to applicable law. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below the signature line.

EEO Statement. The Company expects all employees to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employee, consultant, or related third party on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

At-Will Employment. Please understand that this Agreement does not constitute a contract of employment for any specific length of time, but instead creates an “at will” relationship which may be terminated with or without cause and with or without notice at any time by you or the Company, subject to the rights and benefits set forth in this Agreement. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement approved by the Board and signed by an officer of the Company.

Miscellaneous. This Agreement, and any documents referenced herein, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement will be governed by the laws of Texas, without regard to its conflict of laws provisions.

Amendment. This Agreement may not be modified or amended except by a written agreement signed by the Chief People Officer on behalf of Firefly.

On behalf of Firefly, we are delighted to be able to extend this offer to you and are enthusiastic about your joining the Company. Unless earlier withdrawn, this offer will remain open until Friday December 12, 2025. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. You may also retain a copy for your records. The EPIA will be sent to you for electronic signature. Please ensure that you promptly execute it as well.

Very truly yours,

FIREFLY AEROSPACE INC.

By:	/s/ John Termotto
Chief People Officer

ACCEPTED AND AGREED:

I have read this letter agreement and agree to the terms set forth in this letter, including affirming the Employee Proprietary Information Agreement.

By:	/s/ Ramon Sanchez
Ramon Sanchez